EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-121700 and Form S-8 No. 333-50232) of our reports dated March 10, 2005, with respect to the consolidated financial statements of William Lyon Homes, William Lyon Homes management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of William Lyon Homes, included in the Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Irvine, California

March 10, 2005